Exhibit (a)(5)(H)

The following is an English translation of the publication made available by the Bidder pursuant to the German Securities Acquisition and Takeover Act in German only.

Publication

pursuant to § 14(3) of the German Securities Acquisition and Takeover Act (WpÜG)

Amendment

to the
Offer Document
for the
Voluntary Public Takeover Offer (Cash Offer)
for
All Outstanding Registered Ordinary Shares
With No Par Value
of
Celanese AG, Kronberg im Taunus
at EUR32.50 Per Share by
BCP Crystal Acquisition GmbH & Co. KG, Stuttgart
an indirect wholly-owned subsidiary of
Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

I. General Instructions

      On February 2, 2004, BCP Crystal Acquisition GmbH & Co. KG (the “Bidder”) published the offer document (the “Offer Document”) pertaining to the voluntary public takeover offer for all outstanding registered ordinary shares with no par value of Celanese AG, Kronberg im Taunus (the “Offer”). The acceptance period ends on March 15, 2004, at 24:00h Central European Time/ 6:00 p.m. New York City time (unless the acceptance period is extended). The offer price is EUR32.50 in cash, without interest, per registered ordinary share of Celanese AG.

      The Offer is governed and executed in accordance with German law, in particular the Securities Acquisition and Takeover Act, (Werpapiererwerbs-und Übernahmegesetz, WpÜG) (the “Takeover Act”) and in compliance with the U.S. securities laws, including the applicable tender offer rules promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      Pursuant to the Takeover Act and applicable U.S. securities laws, the acceptance period for the Offer can be extended under certain circumstances as described in the Offer Document. If the acceptance period is extended, publication of such extension will be made by the Bidder in Germany by publishing a notice in the Börsen-Zeitung no later than one German business day prior to the date on which the acceptance period was scheduled to expire, and by a public announcement thereof in the U.S. The Bidder will also publish this announcement on the internet at its web site, www.tbg-cag.de.

      In order to obtain a complete description of the terms and conditions of the Offer, you should read carefully the entire Offer Document and the related documents described in the Offer Document, including any accompanying documents.

      In accordance with § 14(3) of the WpÜG, the German version of the Offer Document is published on the internet at the web site http://www.tbg-cag.de and is also available free of charge at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, as well as Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, U.S. The English version of the Offer Document, which has not been reviewed by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin), is part of the Tender Offer Statement on Schedule TO filed by the Bidder and Blackstone with the SEC in connection with the Offer and is available at the SEC’s web site, http://www.sec.gov, as well as at the web site http://www.tbg-cag.de. Both the German and the English versions of the Offer Document can also be requested, free of charge, by calling the information hotline established by the Bidder for the Offer at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), +1-877-750-5836 (toll-free in the U.S. and Canada) or +1-646-822-7403 (call collect from all other countries).

      If you have questions about this offer, you can call the information hotline established by us for this offer at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), +1-877-750-5836 (toll-free in the U.S. and Canada) or +1-646-822-7403 (call collect from all other countries).

II.     Instructions regarding this Publication

      In accordance with the applicable U.S. securities laws, the U.S. Securities and Exchange Commission (the “SEC”) has reviewed the Offer Document — to be exact: the Tender Offer Statement filed on Schedule TO with the SEC — after its publication on February 2, 2004 and has

(i) granted the relief in all respects from certain rules applicable according to U.S. securities laws the Bidder applied for (for more information please see Section V.8. of the Offer Document, “The Offer — Description of Requested SEC Relief”), and

(ii) issued comments asking for certain additions to and clarifications in the wording of Schedule TO based on U.S. legal practice.

      The Bidder has thereupon filed on February 17, 2004 an amendment to Schedule TO (“Amendment No. 2”) with the SEC in which it responded to the SEC’s comments and made certain amendments to Schedule TO in order to address these comments. Amendment No. 2 to Schedule TO is available on the internet at the SEC’s web site, http://www.sec.gov. In addition, the English original of Amendment No. 2 to Schedule TO as well as this document are available on the internet at the Bidder’s web site, http://www.tbg-cag.de.

      This document contains the amendments to the Offer Document published on February 2, 2004 which the Bidder has made in response to the SEC’s comments thereto and which have been filed with the SEC as Amendment No. 2 to Schedule TO. Except to the extent contained in this document, the Offer Document and the information contained therein remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Offer Document.

      The amendments to the Offer Document made herein are made only for the purpose of compliance by the Bidder with the applicable U.S. securities laws.

III.     Amendment to the Offer Document

Section I. of the Offer Document “SUMMARY OF THE OFFER”

      (1) In the answer to the question captioned “May I withdraw previously tendered registered ordinary shares of Celanese AG?” in Section I.2, “Summary of the Offer — Questions and Answers”, of the Offer Document, the second paragraph thereof is no longer of any relevance in light of the fact that the SEC has granted the relief in all respects from certain rules applicable according to U.S. securities laws the Bidder applied for.

      (2) The following clarification is made to the answer to the question captioned “Where will the publications required under the German Securities Acquisition and Takeover Act related to this offer be made?” in Section I.2, “Summary of the Offer — Questions and Answers”, of the Offer Document with respect to U.S. legal practice by adding the following new paragraph after the first paragraph thereof:

“In accordance with Rule 14d-3(b) under the Exchange Act, we will promptly file with the U.S. Securities and Exchange Commission (SEC) any amendments to the Schedule TO (of which this offer document constitutes a part) which we filed with the SEC on February 2, 2004 to reflect any material changes in the information set forth in such schedule and to file as an exhibit thereto any amendments to this offer document or the Letter of Transmittal (as defined in Section V.5(c), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares” — Procedures Applicable to North American Shares”), and any additional press release, advertisement, letter or other document published by us or sent or given by us to holders of shares of Celanese AG which, directly or indirectly, solicits, invites or requests tenders of the shares of Celanese AG. We will also file with the SEC a final amendment to such Schedule TO to report the results of this offer. All amendments to the Schedule TO described in this paragraph will be also be published by us in accordance with the German Securities Acquisition and Takeover Act. This offer document will also be updated to the extent required by German law.”

Section II. of the Offer Document “GENERAL INSTRUCTIONS, IN PARTICULAR TO SHAREHOLDERS OUTSIDE GERMANY”

      (1) The SEC has made the comment that it has reviewed the Offer Document but that does not mean a formal approval or clearance of the Offer is granted, other than as provided for under German law. In Section II.1, “General Instructions, in Particular to Shareholders Outside Germany — Making of the Offer Pursuant to the German Securities Acquisition and Takeover Act as well as U.S. Securities Laws”, of the Offer Document, the first two sentences of the last paragraph therefore need to be amended and henceforth read as follows:

“The Bidder is not seeking approval or clearance of this Offer from any securities regulatory or similar authority pursuant to the laws of any jurisdiction other than Germany. Neither the Bidder nor Blackstone (as defined in Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”) nor any of their affiliates assumes any responsibility for making further announcements, registrations, or for obtaining further licenses or approvals, in respect of this Offer Document and/or this Offer outside of Germany.”

      (2) The SEC has requested for the Bidder to amend the Offer Document by adding certain clarifications with respect to the Bidder’s disclosure obligations under U.S. securities laws. Section II.5(c), “General Instructions, in Particular to Shareholders Outside Germany — Information Contained in the Offer Document — Forward-Looking Statements; No Update of the Offer Document”, of the Offer Document therefore needs to be amended and henceforth read as follows:

(x) the words “No Update” from the title of subsection (c), “No Update of the Offer Document” are hereby replaced with the word “Updates”; and

(y) the last sentence thereof is amended as follows:

“In accordance with Rule 14d-3(b) under the Exchange Act, we will promptly file with the SEC any amendments to the Schedule TO (of which this Offer Document constitutes a part) filed with the SEC on February 2, 2004 to reflect any material changes in the information set forth in such schedule and to file as an exhibit thereto any amendments to this Offer Document or the Letter of Transmittal (as defined in Section V.5(c), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares” — Procedures Applicable to North American Shares”), and any additional press release, advertisement, letter or other document published by us or sent or given by us to Celanese Shareholders which, directly or indirectly, solicits, invites or requests tenders of Celanese Shares. We will also file with the SEC a final amendment to such Schedule TO to report the results of this offer. All amendments to the Schedule TO described in this paragraph will be also be published by us in accordance with the German Securities Acquisition and Takeover Act. This Offer Document will also be updated to the extent required by German law.”

Section III. of the Offer Document “COMPANIES INVOLVED”

      (1) According to a comment made by the SEC, a clarification needs to be made in light of U.S. legal practice in order to include Blackstone Capital Partners (Cayman) Ltd. 1 (for further information, see Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”, of the Offer Document) in the definition of “Blackstone”. The text of Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”, of the Offer Document therefore needs to be amended in the ninth paragraph thereof as follows:

“Blackstone LR, BMA, BCP IV, Blackstone Capital Partners (Cayman) Ltd. 1, Crystal Holdings and BCP Luxembourg are collectively referred to in this Offer Document as “Blackstone”.”

      (2) According to a comment made by the SEC, a clarification needs to be made in Section III.3(a), “Companies Involved — Interest of the Bidder in Celanese AG — General”, of the Offer Document in the penultimate paragraph thereof by adding the following information:

“Except as described in this Offer Document, there have been no contacts, negotiations or transactions within the past two years between Blackstone LR, BMA, BCP IV, Blackstone Capital Partners (Cayman) Ltd. 1, Crystal Holdings, BCP Luxembourg or any of Crystal Holdings’ or BCP Luxembourg’s respective subsidiaries or, to the best knowledge of the Bidder and Blackstone, any of the persons listed in Schedule I hereto, on the one hand, and Celanese AG and/or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, takeover offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.”

Section IV of the Offer Document “BACKGROUND AND OBJECTIVE OF THE OFFER”

      (1) According to a comment made by the SEC, additional information needs to be provided in Section IV.1, “Background and Objective of the Offer — General Background of the Offer”, of the Offer Document by adding the following before the second to last sentence of the fourth paragraph thereof:

“The concerns about the post-acquisition strategy related in particular to the consortium’s proposed division of responsibility for different parts of Celanese AG’s business between Blackstone and its corporate partner, the implications of having both a financial and a strategic investor invested in the company (including any potential break-up of the business), and the involvement of its management and employees in those plans. As discussed below, these particular concerns about the consortium’s post-acquisition strategy were obviated once Blackstone’s corporate partner withdrew from the process.”

      (2) The SEC has requested that the Bidder makes, in accordance with U.S. legal practice, the following amendments in Section IV.2(d)(i), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion — Domination and Profit and Loss Transfer Agreement”, of the Offer Document:

(x) the following additional information is provided after the second paragraph thereof:

“The Bidder intends to attempt to cause the management board of Celanese AG to propose a resolution for the entering into of a domination and profit and loss transfer agreement at a shareholders’ meeting to be called as soon as practicable after consummation of the Offer. In practice, due to the time involved in calculating and determining the amount of the guaranteed dividend as well as the fair cash compensation (see below), the process of appointing the auditors, the auditors’ examination of the guaranteed dividend and the fair cash compensation and the one month’s prior notice period in order to convene such a meeting, such a process would typically take several months. If such resolution were approved at such a shareholders’ meeting, then the domination and profit and loss transfer agreement would take effect upon registration of such resolution with the commercial register in Germany, which could occur within several days of such meeting.”; and

(y) after the last sentence of such new final paragraph the following additional information is provided:

“Such an offer would be made to all holders (other than the Bidder) of then outstanding Celanese Shares, including those in the United States. No such holder, however, would be obliged to accept such an offer and any such holder could choose to remain a Celanese Shareholder. If the Celanese Shares were no longer registered under the Exchange Act at such time, such offer would not need to comply with Section 14(d) of the Exchange Act and the rules and regulations of the SEC thereunder, but would still need to comply with certain of the rules under Regulation 14E under the Exchange Act. Whether or not the Celanese Shares continued to be registered under the Exchange Act at such time, the Bidder would seek to avail itself of any available exemption from such statutes, rules or regulations, and would otherwise comply with such statutes, rules and regulations. Since such an offer would be made by what would then be an affiliate of Celanese AG, such offer could also be subject to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Celanese Shares were no longer registered under the Exchange Act at such time, or such transaction occurred within one year of the termination of the tender offer in a manner substantially similar to that described herein and the consideration offered was at least equal to the consideration offered in this Offer.”

      (3) The SEC has requested that the Bidder also makes, in accordance with U.S. legal practice, the following amendments in Section IV.2(d)(ii), “Background and Objective of the Offer — Intentions of the

Bidder with Regard to Celanese AG — Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion — Delisting”, of the Offer Document:

(x) adding the following new information after the fourth paragraph thereof:

“The delisting of the Celanese Shares from the NYSE and the Frankfurt Stock Exchange, and the termination of the registration of the Celanese Shares under the Exchange Act, would each require the cooperation of Celanese AG. The Bidder would have no assurance of such cooperation until the implementation of a domination agreement as discussed above. Nonetheless, the Bidder intends to seek such cooperation from Celanese AG before such time, at least with respect to a delisting from the NYSE. If such cooperation were forthcoming, it is possible that such delisting could be implemented within a few months from the consummation of this Offer.”; and

(y) adding the following information after the last sentence of the last paragraph thereof:

“Such an offer would be made to all holders (other than the Bidder) of then outstanding Celanese Shares, including those in the United States. No such holder, however, would be obliged to accept such an offer and any such holder could choose to remain a Celanese Shareholder. If the Celanese Shares were no longer registered under the Exchange Act at such time, such offer would not need to comply with Section 14(d) of the Exchange Act and the rules and regulations of the SEC thereunder, but would still need to comply with certain of the rules under Regulation 14E under the Exchange Act. Whether or not the Celanese Shares continued to be registered under the Exchange Act at such time, the Bidder would seek to avail itself of any available exemption from such statutes, rules or regulations, and would otherwise comply with such statutes, rules and regulations. Since such an offer would be made by what would then be an affiliate of Celanese AG, such offer could also be subject to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Celanese Shares were no longer registered under the Exchange Act at such time, or such transaction occurred within one year of the termination of the tender offer in a manner substantially similar to that described herein and the consideration offered was at least equal to the consideration offered in this Offer.”

      (4) Section IV.2(d)(iii), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion — Squeeze-out”, of the Offer Document needs to be amended by adding the following information after the last sentence thereof:

“Such a resolution would be binding upon all holders (other than the Bidder) of then outstanding Celanese Shares, including those in the United States, and no holder could choose thereafter to remain a Celanese Shareholder. The transfer of shares would not involve a tender offer and would occur by operation of German law upon registration of such resolution in the commercial register of Celanese AG. From then on, the minority shareholders would only have a right to receive the fair cash compensation, and their shares would no longer represent an equity interest in Celanese AG, but only such right to such compensation. Accordingly, such transfer would not be subject to Section 14(d) of the Exchange Act and the rules and regulations of the SEC thereunder or Regulation 14E under the Exchange Act. Since such Squeeze-out transaction would be effected by what would then be an affiliate of Celanese AG, it could be subject to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Celanese Shares were no longer registered under the Exchange Act at such time or such provisions were otherwise not applicable, or such transaction occurred within one year of the termination of the tender offer in a manner substantially similar to that described herein and the fair cash compensation was at least equal to the consideration offered in this Offer.

The Bidder intends to pursue a Squeeze-out as soon as it owns Celanese Shares representing 95% or more of the registered share capital (excluding Treasury Shares) of Celanese AG, which may occur as early as the consummation of this Offer.”

      (5) Pursuant to the same SEC comment which applied to Section IV.2(d)(ii) of the Offer Document referred to in paragraph (3) above , the following amendment needs to be made in Section IV.2(d)(iv), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion — Conversion”, of the Offer Document in accordance with U.S. legal practice by adding the following information after the last sentence to the last paragraph thereof:

“In either case, such an offer would be made to all holders (other than the Bidder, and, if the conversion were not combined with a complete delisting of the Celanese Shares, any such shareholder who had failed to appropriately document its objection to the conversion in the minutes of such shareholders meeting) of then outstanding Celanese Shares, including those in the United States. No such holder, however, would be obliged to accept such an offer and any such holder could choose to remain a Celanese Shareholder. If the Celanese Shares were no longer registered under the Exchange Act at such time, such offer would not need to comply with Section 14(d) of the Exchange Act and the rules and regulations of the SEC thereunder, but would still need to comply with certain of the rules under Regulation 14E under the Exchange Act. Whether or not the Celanese Shares continued to be registered under the Exchange Act at such time, the Bidder would seek to avail itself of any available exemption from such statutes, rules or regulations, and would otherwise comply with such statutes, rules and regulations. Since such an offer would be made by what would then be an affiliate of Celanese AG, such offer could also be subject to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Celanese Shares were no longer registered under the Exchange Act at such time, or such transaction occurred within one year of the termination of the tender offer in a manner substantially similar to that described herein and the consideration offered was at least equal to the consideration offered in this Offer.

Although it has no current plans to do so at this time, the Bidder could pursue a conversion at any time following the consummation of this Offer, although it would typically take several months to implement.”

Section V. of the Offer Document “THE OFFER”

      (1) Based on a comment made by the SEC, a clarification needs to be made in Section V.4(c), “The Offer — Conditions — Waiver of Conditions”, of the Offer Document in the first sentence thereof. Section V.4(c) would therefore henceforth read as follows:

“The Bidder is entitled to waive any of the foregoing conditions, in whole or in part, at any time and from time to time until one German business day prior to the expiration of the Acceptance Period.”

      (2) In Section V.7, “The Offer — Withdrawal Rights”, of the Offer Document, the second paragraph thereof is no longer applicable in its entirety in light of the fact that the SEC has granted the relief in all respects from certain rules applicable according to U.S. securities laws the Bidder has applied for.

      (3) Section V.8, “The Offer — Description of Requested SEC Relief”, of the Offer Document is hereby amended by:

(x) deleting the word “Requested” from the title of subsection V.8, “Description of Requested SEC Relief”; and

(y) in light of the fact that the SEC has granted the relief in all respects from certain rules applicable according to U.S. securities laws the Bidder has applied for, the phrase “In order to reconcile certain areas of conflict between these laws, the Bidder intends to request certain exemptive or no-action relief from the SEC, including requests to allow:” in the second sentence thereof is no longer applicable. Henceforth, the following description reflects the Bidder’s situation:

“In order to reconcile certain areas of conflict between these laws, the Bidder has requested and received from the SEC exemptive or no-action relief to allow:”

Section XII. of the Offer Document “CERTAIN GERMAN AND U.S. FEDERAL INCOME TAX CONSEQUENSES”

      (1) According to a comment made by the SEC, additional information also needs to be provided in Section XII.2(b), “Certain German and U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences — Considerations for Non-Tendering U.S. Holders”, of the Offer Document as follows:

(x) the phrase “or to recognize ordinary income that, but for the anti-deferral provisions, would have been treated as capital gain” in the last sentence of the first paragraph thereof is no longer applicable; and

(y) adding the following new information after the first paragraph thereof with respect to certain U.S. federal income tax consequences:

“More specifically, U.S. persons that own (or are deemed under the Code to own) interests in a “foreign personal holding company” (an “FPHC”) will have to recognize (regardless of their ownership percentage) as taxable income their pro rata share of certain undistributed income of the FPHC. A foreign corporation will be classified as an FPHC if (1) at any time during the taxable year, five or fewer individuals who are U.S. citizens or residents own or are deemed to own more than 50% of the corporation’s stock measured by voting power or value (the “Shareholder Test”); and (2) the corporation receives at least 60% of its gross income (50% after the initial year of qualification), as adjusted, for the taxable year from certain passive sources (the “Income Test”).

If the Offer is consummated, due to Blackstone’s anticipated ownership percentage of Celanese AG (after applying certain constructive ownership rules), it is likely that the Shareholder Test will be met with respect to Celanese AG and its non-U.S. subsidiaries. Although it is not expected that Celanese AG or any of its non-U.S. subsidiaries will generate sufficient passive income so as to cause those entities to be subject to the FPHC rules, there can be no assurance that the Income Test will not be met in any given year.”

Section XIII. of the Offer Document “PUBLICATIONS, DECLARATIONS AND NOTIFICATIONS”

      (1) Pursuant to the same SEC comment which applied to Section II.5(c) of the Offer Document referred to in pargaraph (2)(y) of Section II above, the following additional information needs to be provided in Section XIII, “Publications, Declarations and Notifications”, of the Offer Document is amended and supplemented by adding the following after the third paragraph thereof:

“In accordance with Rule 14d-3(b) under the Exchange Act, the Bidder will promptly file with the SEC any amendments to the Schedule TO (of which this Offer Document constitutes a part) filed with the SEC on February 2, 2004 to reflect any material changes in the information set forth in such schedule and to file as an exhibit thereto any amendments to this Offer Document or the Letter of Transmittal, and any additional press release, advertisement, letter or other document published by the Bidder or sent or given by the Bidder to Celanese Shareholders which, directly or indirectly, solicits, invites or requests tenders of Celanese Shares. The Bidder will also file with the SEC a final amendment to such Schedule TO to report the results of this offer. All amendments to the Schedule TO described in this paragraph will be also be published by the Bidder in accordance with the German Securities Acquisition and Takeover Act. This Offer Document will also be updated to the extent required by German law.”

SCHEDULE I of the Offer Document

      The last sentence of the last paragraph of Schedule I to the Offer Document needs to be amended henceforth so that it now also includes the telephone numbers of Blackstone LR, BMA, Blackstone Capital Partners (Cayman) Ltd.1 and Crystal Holdings (each as defined in Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”, of the Offer Document):

“The telephone number of the principal office of Blackstone LR, BMA, BCP IV, Blackstone Capital Partners (Cayman) Ltd. 1 and Crystal Holdings is +345-949-0100.”

BCP Crystal Acquisition GmbH & Co. KG

— Management —